Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F‑3 (No. 333‑207389) of Banco Santander, S.A. of our report dated March 31, 2017 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20‑F.

/s/ PricewaterhouseCoopers Auditores, S.L.

PricewaterhouseCoopers Auditores, S.L.

Madrid, Spain

March 31, 2017